Exhibit 4.1

GRUPO AEROPORTUARIO DEL PACÍFICO, S.A. DE C.V.

(the “Company”)

Fixed Minimum Capital: $16,019,823,119.00

Total Capital: $16,019,823,119.00

Represented by: 476,850,000 Series “B” Shares

                          84,150,000 Series “BB” Shares

Total: 561,000,000 Shares

Certificate Number:

Term: 100 years                                                                  Domicile: Mexico City, Federal District

THIS CERTIFICATE REPRESENTS 476,850,000 SERIES “B”, CLASS I, COMMON NOMINATIVE SHARES, WITHOUT STATEMENT OF PAR VALUE OF THE FIXED CAPITAL, FULLY SUBSCRIBED AND PAID, OF THE TOTAL 476,850,000 SHARES SERIES “B” WHICH ARE DEPOSITED BEFORE S.D. INDEVAL, S.A. DE C.V., INSTITUCIÓN PARA EL DEPÓSITO DE VALORES, PURSUANT TO ARTICLE 74 OF THE MEXICAN SECURITIES MARKET LAW.

ARTICLE FOURTH.     NATIONALITY.  The Company is Mexican. Any foreign person who, at the time of incorporation or afterwards, acquires an interest or share in the Company shall, upon such single fact, be considered as Mexican with regards to the actions or rights acquired from the Company; the goods, rights, concessions, participations or interests of which the Company is the legal holder; and the rights and obligations arising from the agreements to which the Company is a party, and therefore, it shall be understood that such foreign person agrees not to invoke the protection of its government, otherwise, under penalty of forfeiting in favor of the Mexican Nation the rights or goods that had been acquired.

The Company was incorporated by means of public deed number 44,340 dated May 28, 1998, granted before Mr. Emiliano Zubiría Maqueo, Notary Public No. 25 of Mexico City, Federal District, registered in the Public Register of Commerce of Mexico City, Federal District, under mercantile file number 238,578, on June 25, 1998.

By means of the General Extraordinay Shareholders Meeting held on February 2, 2006. the Company approved to convert the total variable capital of the Company in fixed capital and the reduction of the number of shares of the Company from 16,019,823,119 shares to 561,000,000 shares of which 476,850,000 are Series “B” shares and 84,150,000 are Series “BB” shares.

By means of the General Ordinary and Extraordinary Shareholders Meeting held on February 7, 2006, the Company approved to amend in its entirety their by-laws.

Mexico City, Federal District, on February 7, 2006

Director	Director

MAIN RIGHTS AND DUTIES OF SHAREHOLDERS

Corporate Capital. The Corporate capital shall be variable. The minimum fixed corporate capital not subject to retirement is $16,019,823,119.00 (Sixteen billion nineteen million eight hundred and twenty-three thousand one hundred and nineteen Mexican Pesos 00/100) represented by 561,000,000 (five hundred and sixty-one million) ordinary, registered Class I shares without statement of par value, subscribed and paid in full. The variable part of the corporate capital shall not exceed ten times the sum of the minimum fixed part of the corporate capital not subject to retirement, and shall be represented by ordinary, registered  Class II shares without statement of par value, which shall mention the year of issue and be numbered from one onward, as per the issue in each year, and shall have such other characteristics as determined by the shareholders meeting that approves their issuance. Both classes of the Company’s corporate capital shall be divided into two series of shares as follows:

1.             Series “B” shares, freely acquired, which may represent up to 100% (one hundred percent) of the corporate capital. The Series “B” shares may be acquired by any national or foreign person, including individuals, companies or entities defined as investors under Article 2 of the Foreign Investment Act (“Ley de Inversión Extranjera”), except for foreign governments; and

2.             Series “BB” shares, freely acquired, which may represent up to 15% (fifteen percent) of the corporate capital, and which may be acquired by any national or foreign person, including individuals, enterprises or entities defined as investors under Article 2 of the Foreign Investment Act (“Ley de Inversión Extranjera”). The Series “BB” shares shall be subject to the following rules:

(a)           The Series “BB” shareholders shall be entitled to appoint 4 (four) members of the Company’s Board of Directors and their substitutes by the vote of the majority of the shares which represent such series and shall have the rights and powers established in Articles Ten, Eleven, Fifteen, Seventeen, Twenty Two, Twenty Six, Twenty Eight, Thirty and Forty-five hereinafter;

(b)           Prior to conversion into “B” series shares, the “BB” series may only be transferred to the extent that (i) the holder of such series “BB” shares is the Federal Government or any decentralized body of the federal public administration or majority state-participation company, or (ii) are transmitted to a Related Person that is not a natural person, who fulfills the requirements established in item 3.2 of the notice and bases of the bidding process of the titles representing the corporate capital of the Company, as published in the Federal Official Gazette (“Diario Oficial de la Federación”), on February 25, 1999, and amended by publication in the Federal Official Gazette on July 9, 1999, and the Ministry of Communications and Transport (“Secretaría de Comunicaciones y Transportes”) is notified 15 (fifteen) business days in advance of such circumstance, proving compliance with the aforementioned requirements (in the understanding that if Nacional Financiera, S.N.C. keeps less than 51% (fifty one percent) of the  Company’s corporate capital, it will also require the favorable vote of at least 51% (fifty one percent) of the corporate capital of the Company). In all cases, once the series “BB” shares are transmitted and therefore converted into Series “B” shares, the percentage mentioned in paragraph 2 hereinabove, shall be reduced in the proportion of series “BB” shares converted into series “B”, and such percentage may only be increased again with the approval of an extraordinary shareholders meeting.

(c)           The series “BB” shares may be converted into series “B” shares after a period of 15 (fifteen) years following the execution date of the Technical Assistance and Technologic Transfer Agreement between the Company and the holders of series

“BB” shares (the “Strategic Shareholder”) provided. an extraordinary shareholders meeting, with the approving vote of the shareholders representing at least 51% (fifty one percent) of the Series “B” shares not held by the Strategic Shareholder or a person related to the Strategic Shareholder decides to undertake such conversion and at the same time to not renew the Technical Assistance Agreement. However, if upon expiration of the aforementioned 15 (fifteen) year period, the Strategic Shareholder has series “BB” shares representing less than 7.65% (seven point sixty five percent) of the Company’s corporate capital, then such shares shall necessarily be converted to series “B” shares. The series “BB” shares may be transferred via conversion to series “B” shares before the expiration of such 15 (fifteen) year period in the cases and under the terms provided in the first paragraph of Article Eleven of these articles of incorporation.

If consequent to such conversion, any shareholder exceeds the limits of individual share holding established in Article Ten below, such shareholder shall have a period of 30 (thirty) calendar days to sell the excess participation and, otherwise, the Company shall be authorized to amortize the shares exceeding such authorized individual participation, at the book value according to the last audited financial statements approved by a shareholders meeting, or to acquire such shares pursuant to Article Nine hereof.

Pursuant to Article 111 of the General Corporation and Partnership Law (“Ley General de Sociedades Mercantiles”), all of the shares of the Company shall be registered.

The Company may issue unsubscribed shares of any kind which form the corporate capital and which shall be kept in the Company’s Treasury of the to be delivered to the extent that they are acquired and become outstanding. Moreover, the Company may issue unsubscribed shares under the terms and conditions provided in Article 81 of the Stock Market Law.

Within the corresponding series, all the ordinary shares shall grant equal rights and obligations to their holders. The certificates and titles which cover such shares shall comply with all of the requirements established in Article 125 of the General Corporation and Partnership Law; they may represent one or more shares and shall be signed by a member of the Board of Directors appointed by the Series “B” shareholders and by one appointed by the Series “BB” shareholders and shall contain an exact transcription of this Article, as well as of Articles Ten, Eleven, Twelve, Thirteen and Fourteen hereof.

With regards to shares deposited before a securities deposit institution, the Company may deliver several titles, or a single tile, to such institution covering part or all of the shares in the issue and deposit, issued for securities deposit, and they may have coupons attached or not, pursuant to article 74 of the Stock Market Law. The Company shall issue the corresponding titles within 90 (ninety) calendar days after the date when the corresponding issuance or exchange was agreed.

Limits of Share Holding. The share of any corporation, partnership or individual in the corporate capital of the Company, shall be subject to the following rules, it being understood that these rules shall not  apply to the participation (i) of the Federal Government, (ii) of Nacional Financiera, S.N.C., either directly or as a trustee, (iii) of securities deposit institutions or (iv) of financial entities or other authorized entities which obtain or keep third-party securities on account, it being also understood that this exception does not apply to the stock share each beneficiary has directly or indirectly in the Company:

1. The participation of Series “B” shareholders, either individually or jointly with the Persons Related to them, shall not exceed 10% (ten percent) of the corporate capital of the Company being negotiated unless the events provided in the Twelfth or Fourteenth Article hereof occur.

2. The individual participation of Series “BB” shareholders in the shares representing such series shall not have any limitation whatsoever; however, such series shall only represent 15% (fifteen percent) of the corporate capital under the terms of the Sixth Article hereof.

3. Series “BB” shareholders may also hold series “B” shares, it being understood that while they keep shares representing series “BB”, they may only keep a maximum total participation in the Company’s corporate capital of 20% (twenty percent).

The limits of participation established in this Article shall not be exceeded either directly or through the organization of trusts, agreements, incorporation of entities or corporate bylaws, pyramid schemes or any other kind of mechanism which grant a higher participation than the maximum established.

For the purposes of this Article and these articles of incorporation, a Related Person in respect of a specific person shall mean (i) such companies that are controlled, or are subject to the same Control of or which have Control on the relevant shareholder (“Control” shall mean (a) share holding of more than 35% (thirty five percent) of the corporate capital with voting rights, (b) the contractual rights of a person of appointing the majority of the members of the Board of Directors, (c) the right of a person to veto the decisions of the majority shareholders in business reserved to the extraordinary shareholders meeting, either as derived from a contract or due to holding shares of a special series, or (d) the person  that concentrates more than 15% (fifteen percent) of the sales of such shareholder); (ii) any subsidiary of the Related Person; (iii) blood relations or relations by marriage in direct line to the up to a fourth grade, in ascending or descending line, to any shareholder with 5% (five percent) or more of the corporate capital shares or to the Persons Related to such shareholder (the “Relevant Shareholder”).

Transmission of Series “BB” Shares. The shares representing the Series “may be transferred to any third party, with the previous conversion thereof into series “B” of the corresponding class, according to the following rules: (i) 51% (fifty one percent) of the Series “BB” shares may be 10 (ten) years after  the purchase date of the corresponding shares of the series “BB” (the “Ten Year Waiting Period”); y (ii) 49% (forty nine percent) of the series “BB” shares may be transferred after 3 (three) years from the date of the initial public offering of the shares that represent the Corporation’s corporate capital Company (the “Three Year Waiting Period”) or after a waiting period of five years (the “Five Year Waiting Period”) from the execution date of the Participation Agreement executed with the Strategic Shareholder, which ever happens first. At the end of the Ten Year Waiting Period, the series “BB” shareholder or shareholders may annually transfer, one-fifth of such 51% (fifty one percent) of the series “BB” shares of the corporate capital that they hold, and at the end of the Three Year Waiting Period or the Five Year Waiting Period, as the case may be, such series “BB” shareholder(s) may transfer 49% (forty nine percent) of their series “BB” share holding, without restriction, directly or indirectly.

If upon expiration of the Waiting Periods referred to in this Article, the shareholders holding shares of the series “BB” want to convert them to series “B” shares for their further transfer, they shall communicate their decision to the Company’ Board of Directors which within the 15 (fifteen) following business days, shall make the related exchange of stock certificates, in accordance with these articles of incorporation.

Amendment to the limits of participation. Any amendment to the provisions established in the Seventh, Tenth, Eleventh and Twelfth Articles of these articles of incorporation and to the share distribution established in the Sixth Article hereinabove, shall require the affirmative vote of the shares representing 85% (eighty five percent) of the corporate capital.

If the Company lists its shares in the securities market and approves an amendment to the articles of incorporation to eliminate the limitation on the share holding provided in Article Ten of these articles of incorporation in order for one person individually or jointly with Related Persons, to acquire a significant part of the Company’s corporate capital that represents Control thereon (a “Controller Shareholder”), such Controller Shareholder shall require the previous approval of the Board of Directors to acquire a share percentage in excess of the participation limits established in Article Ten hereof. Such authorization shall only be granted subject to the Controller Shareholder’s obligation to make a public offering, so entitling the other shareholders to sell their participation and be dissociated from the Company. Such Controller Shareholder shall make the public offering within 30 (thirty) business days following the approval of the Board of Directors, at the highest price of (i) the Market Price (as defined hereinafter); or (ii) the book value of the share according to the last quarterly report filed with the Mexican National Banking and Securities Commission and the Mexican Stock Exchange prior to the offering (except when such book value has been modified in keeping with the criteria governing the determination of relevant information). In this case, the most recent financial information available to the Company shall be taken into consideration unless the Mexican National Banking and Securities Commission authorizes a different price in its decision authorizing the public stock offering. In such event, the Controller Shareholder shall be entitled to vote its entire participation after the mentioned public offer.

For effects of the immediately preceding paragraph, “Market Price” means the average price calculated from the volume of operations made during the last 30 (thirty) days during which shares of the Company were negotiated, previous to the date of the offering, during a period not longer than 6 (six) months. If the number of days during which the shares were negotiated during the aforementioned period is less than thirty, the days during which the shares had been effectively negotiated shall be taken into consideration. In the event that the shares are not negotiated in such period, the book value of the shares shall be taken into consideration. In the event that the offer comprises more than one series of shares, the average calculated referred to in the present paragraph, shall be made per each of the series that are intended to be cancelled, taking as value for the negotiation for the public offering of all of the series the highest average.

On the other hand, any amendment to the obligation to make the public offering referred to in the immediately preceding paragraph shall require the affirmative vote of shares representing at least 95% (ninety five percent) of the Company’s corporate capital.

Increases and Decreases of Corporate capital. Excepting the increases and decreases of equity provided in the Article Nine herein, increases or decreases of the Company’s minimum fixed equity not subject to retirement shall be approved by the extraordinary shareholders meeting, subject to these articles of incorporation and the General Corporation and Partnership Law.

Increases and decreases of the variable part of the corporate capital may be approved by an ordinary shareholders meeting in compliance with the voting requirements established in these articles of incorporation; the minutes shall be officially registered by notary public, it being unnecessary to file the same in the Public Commercial Registry.

The shares the Company issues under the terms and conditions of Article 81 of the Stock Market Law and that must be kept in the Treasury to be delivered as they are acquired may be offered for purchase and payment by the Board of Directors, subject in its case, to the forms the shareholders meeting resolves. In all cases, the following shall be taken into account: 1. The issuance must be made for the purpose of making a public offering in observance of the Stock Market Law; and 2. To facilitate the public stock offering, an express waiver shall be made in the extraordinary shareholders meeting that decides the issue of unsubscribed stock, of the pre-emptive right referred to in Article 132 of the General Corporation and Partnership Law. There being a quorum under these articles of incorporation, the agreement reached shall produce effects and bind even those shareholders who did not attend the meeting; therefore, the Company shall be free to float the shares without making the notice referred to in article 132 of the General Corporation and Partnership Law. If a minority representing at least 25% (twenty five percent) of the corporate capital votes against issue of the unsubscribed shares, such stock issue shall not take place.

Subject to the limits established in Articles Six and Ten hereof, in the event of an equity increase, the shareholders shall have the pre-emptive right to acquire such increase proportionally to the number of shares that each when such increase is decided, pursuant to Article 132 of the General Corporation and Partnership Law as established hereinafter, unless: (a) the subscription offer is made pursuant to Article 81 of the Stock Market Law, or, (b) the issue is of debenture bonds pursuant to Article 210 bis of the General Law of Negotiable Instruments and Credit Operations.

The pre-emptive right established in this Article shall be exercised by subscription of the shares issued to represent the increase, within 15 (fifteen) business days after the publication date of the decision by the shareholders meeting authorizing the equity increase in the Mexican Federal Official Gazette and a major newspaper of the company domicile, and the payment in the terms approved by such meeting.

Notwithstanding the foregoing, if in the corresponding meeting all the corporate capital shares were represented, such period of 15 (fifteen) business days shall commence from the date when such meeting takes place and the shareholders shall be deemed notified of the decision at such time. In this case publication of the related decisions shall not be required.

Equity increases may be made in any of the cases referred to in Article 116 of the General Corporation and Partnership Law, by payment in cash or in kind, or by capitalization of the Company’s debts or reserves or of any net equity account. Because the Company’s stock certificates do not contain the par value, the issue of new certificates shall not be necessary the event of equity increases resulting from the capitalization of stock premiums, capitalization of undivided profits or capitalization of valuation or revaluation reserves unless the shareholders meeting that approves such increase so requires and under the terms of articles 81 of the Stock Market Law and article 210 bis of the General Law of Negotiable Instruments and Credit Operations.

No new shares shall be issued until the shares previously issued have been paid in full.

All increase or decrease of the variable part of the corporate capital shall be registered in the Book of Equity Variations that for such purposes shall be kept by the Company.

The corporate capital may be diminished through the agreement of the general shareholders meeting in accordance with the rules provided in this article, as web as: (i) in the events of separation referred to in Article 206 of the General Corporation and Partnership Law; or (ii) consequent to the stock buyback under section I of Article 14-Bis-3 of the Stock Market Law. The decrease in the minimum fixed part of the equity shall require the decision of the general extraordinary shareholders meeting and the consequent amendment to Article Six hereof, in which case it shall be made in compliance with the provisions of Article 9 of the General Corporation and Partnership Law, unless the equity reduction is solely for purposes of absorbing losses.

A corporate capital reduction consequent to the exercise by a shareholder holding variable-equity shares of his right to retire all or part of his contribution represented by such shares, shall be subject to articles 220 and 221 of the General Corporation and Partnership Law, and the reimbursement of the shares retired shall be paid as follows:

1. The lower value between: (i) 95% (ninety five percent) of the exchange list value, obtained from the average weighted price calculated on the trading volume during the 30 (thirty) days when the Company’s securities were listed prior to the effective date of the stock retirement, during a minimum period of 6 (six) months, or (ii) the book value of the Company’s shares, according to the related general balance approved by the general ordinary shareholders meeting corresponding to the annual period immediately preceding the year in which the separation is to produce its effects.

If the number of days the stock was negotiated during the period specified in the above paragraph is less than thirty, the days when it was effectively negotiated shall be take. If the shares are not negotiated in said period, their book value shall be taken.

2. Reimbursement of the retirement shall be immediately due and payable by the Company from the day after the general ordinary shareholders meeting is held, that approved the general balance of the annual period in which the retirement becomes effective.

The corporate capital may be decreased in order to absorb losses, to reimburse the shareholders for their contributions or to release them from payments not yet made, as well as in the cases provided in Article 206 of the General Corporation and Partnership Law and section I of Article 14-Bis-3 of the Stock Market Law. If pursuant to the aforementioned section, the Company acquired in the stock exchange shares representing its own corporate capital, the Company shall consequently decrease the corporate capital on the same date as per said article without holding a shareholders meeting.

Corporate capital decreases to absorb losses or for reimbursement to the shareholders, shall be made proportionally in the minimum fixed part and in the variable part of the equity, as well as in both series of shares.

The corporate capital shall not, under any circumstances, be decreased below the minimum and the decrease of the variable part of the corporate capital shall be registered in the Corporate Capital Variations Register that shall be kept by the Company for such purposes.

Participation of Subsidiaries. The Subsidiaries of the Company shall not, directly or indirectly, invest in the shares of the Company or of any other company of which the Company is a subsidiary,

except if such Subsidiaries acquire shares of the Company to fulfill the stock sale options or plans that are established or that may be given to or designed for the employees or officers of such companies or of the Company, provided the number of shares acquired with such purpose does not exceed 15% (fifteen percent) of the Company’s total shares outstanding. For purposes of this Article, the term Subsidiary shall have the meaning established for such purposes by the accounting rules generally accepted in Mexico, recognized and issued by the Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.